Exhibit 99.1

FOR IMMEDIATE

RELEASE

Burlington Stores, Inc. Announces

Launch of Debt Repricing Transaction and

Increases Operating Results Guidance for the Second Quarter Ending July 30, 2016

o	For the 13 weeks ending July 30, 2016 compared with the 13 weeks ended August 1, 2015, the Company expects:
-	Comparable store sales to increase between 4.2% and 4.5% and
-	Adjusted EBITDA in the range of $88 to $90 million and Adjusted Net Income per Share of $0.28 to $0.30.

BURLINGTON, N.J.--(BUSINESS WIRE)--Burlington Stores, Inc. (NYSE:BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced the launch of a debt repricing transaction and provided updated operating results guidance for the second quarter ending July 30, 2016.

The Company is seeking commitments from lenders under a new senior secured credit facility for an aggregate principal amount of $1,117 million and expects the new senior secured credit facility to comprise a single tranche of term loans maturing in 2021. The net proceeds of the new senior secured credit facility will be used to repay all indebtedness outstanding under the existing term loan B facility (4.25%), and to pay related fees and expenses. The Company is seeking pricing of 2.75% to 3.0% plus a 0.75% LIBOR floor versus the current 3.25% plus a 1% LIBOR floor.

Updated Guidance

Based on the Company’s results quarter to date and its estimates for the remainder of July, comparable store sales for the second fiscal quarter of 2016 are expected to increase between 4.2% and 4.5%, which follows last year’s second quarter comparable stores sales increase of 5.6%. For the second quarter, the Company currently expects Adjusted EBITDA in the range of $88 to $90 million compared to an Adjusted EBITDA of $75.4 million last year, and Adjusted Net Income per Share of $0.28 to $0.30 compared to $0.19 last year.  This compares to the Company’s previous guidance for the second quarter, which included a comparable store sales increase of 2.5% to 3.5% and Adjusted Net Income per Share of $0.20 to $0.23.  The Company will update its full year guidance when it announces second quarter results.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures set out above to comparable GAAP measures, because it would require the Company to create comparable GAAP estimated ranges, which would entail unreasonable effort.  The Company does not believe the absence of the reconciliation is significant.

The Company’s comparable store sales and profit expectations are estimated and subject to completion of the quarter and quarter-end closing adjustments.  As the Company has not completed its quarter and quarter close, the comparable store sales, and profit expectations presented in this press release may change. This data has been prepared by management.

There can be no assurances that the Company will be able to consummate the repricing transaction on the terms described or at all. The Company is providing this information given the launch of this debt repricing transaction and the improvement in its expected performance to its original second quarter guidance previously provided in conjunction with its first quarter results on May 26, 2016. Investors should not expect the Company to provide interim quarterly updates of guidance or outlook information in advance of scheduled quarterly earnings announcement dates.

Adjusted Net Income per Share and Adjusted EBITDA

This press release presents information with respect to the Company’s estimated Adjusted Net Income per Share and Adjusted EBITDA (earnings before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) costs related to secondary offerings, (iv) stock option modification expense, (v) advisory fees, (vi) depreciation and amortization (vii) impairment charges and (viii) taxes), each of which is considered a Non-GAAP financial measure.  Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Adjusted Net Income per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding.  Adjusted Net Income is defined as net income for the period plus (i) net favorable lease amortization, (ii) costs related to secondary offerings, (iii) stock option modification expense, (iv) loss on the extinguishment of debt, (v) impairment charges and (vi) advisory fees, all of which are tax effected to arrive at Adjusted Net Income.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company's website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin

Melissa Calandruccio

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.